Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of AirNet Communications Corporation on Form S-3 of our report dated March 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph related to an uncertainty as to the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of AirNet Communications Corporation for the year ended December 31, 2003 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Orlando, Florida May 20, 2004